Exhibit 3.15

CERTIFICATE OF FORMATION

OF

GARY-WILLIAMS ENERGY COMPANY, LLC

This Certificate of Formation is being executed as of December 27, 2011, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1.                                      Name.  The name of the limited liability company is Gary-Williams Energy Company, LLC (the “Company”).

2.                                      Registered Office and Registered Agent.  The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The registered agent of the Company for service of process at such address is Corporation Service Company.

3.                                      Authorized Person.  The name and address of the authorized person is Richard B. Goldstein, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004.

4.                                      Effective Time.  That this Certificate of Formation is to become effective as of 11:59 p.m. Eastern Standard Time on December 31, 2011.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Richard B. Goldstein
Richard B. Goldstein
Authorized Person